SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  PowerShares Actively Managed Exchange-Traded Commodity Fund Trust

Address of Principal Business Office:

3500 Lacey Road

Suite 700

Downers Grove, Illinois 60515

Telephone Number: (800) 983-0903

Name and address of agent for service of process:

Kevin Carome

PowerShares Actively Managed Exchange-Traded Commodity Fund Trust

3500 Lacey Road

Suite 700

Downers Grove, Illinois 60515

Telephone Number: (800) 983-0903

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒   NO ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Downers Grove and State of Illinois on the 30th day of December, 2013.

PowerShares Actively Managed Exchange-Traded Commodity Fund Trust

		By:	/s/ Kevin Carome
Kevin Carome
Trustee

Attest:	/s/ Anna Paglia
Anna Paglia
Secretary